Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

SAN FRANCISCO - November 19, 2015 - Gap Inc. (NYSE: GPS) today reported results for the third quarter of fiscal year 2015 and updated its full-year fiscal 2015 outlook.

“With a challenging third quarter behind us, we are sharply focused on holiday execution across all channels,” said Art Peck, chief executive officer, Gap Inc. “We are driving forward on our key strategies designed to fuel future growth.”

“Old Navy delivered another consecutive quarter of growth,” Peck continued. “Gap has made clear progress on its transformation agenda and we look forward to introducing customers to the brand’s spring collection, which embodies elevated American style.”

On a reported basis, Gap Inc.’s third quarter fiscal year 2015 diluted earnings per share were $0.61. On an adjusted basis, the company’s diluted earnings per share were $0.63, excluding a $0.02 impact from strategic actions previously announced on June 15, 2015. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Business Highlights

•	Year-to-date, Gap Inc. distributed about $1.1 billion to shareholders through share repurchases and dividends, reinforcing the company’s commitment to returning cash to shareholders.

•
Old Navy delivered another quarter of growth as the brand continued to leverage the power of its more responsive product operating model. As part of Old Navy’s global growth strategy, the brand debuted seven company-operated stores in Mexico during the quarter, with plans to open a total of about nine stores in the country by the end of the fiscal year.

•
Gap’s leadership team continues to make progress on its transformation agenda, which includes a clear product aesthetic framework, new product operating model and actions to build a smaller, more vibrant fleet of stores. These strategies position the brand to drive more consistent, on-brand product collections and enhanced customer experiences across all channels.

•
Athleta continued to grow its footprint during the quarter and is on track to end the fiscal year with about 120 U.S. locations. Additionally, during the quarter, the brand launched its first-ever designer collaboration with Derek Lam 10 Crosby and AthletaCard joined the Gap Inc. credit card program.

•
Gap Inc. continues to expand and enhance its digital capabilities, making it easy for customers to shop seamlessly between the digital and physical expressions of the company’s brands. Mobile remains a top priority, as the company continues to introduce new, responsive features to create a rich, engaging and easy mobile shopping experience.

Third Quarter 2015 Comparable Sales Results

Gap Inc.’s comparable sales for the third quarter of fiscal year 2015 were down 2 percent versus a 2 percent decrease last year. Comparable sales by global brand for the third quarter were as follows:

•	Gap Global: negative 4 percent versus negative 5 percent last year

•	Banana Republic Global: negative 12 percent versus flat last year

•	Old Navy Global: positive 4 percent versus positive 1 percent last year

Third Quarter 2015 Net Sales Results

For the third quarter of fiscal year 2015, Gap Inc.’s net sales decreased 3 percent to $3.86 billion compared with $3.97 billion for the third quarter last year.

On a constant currency basis, net sales for the third quarter of fiscal year 2015 were flat compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

The company noted that the translation of foreign currencies into U.S. dollars negatively impacted the company’s reported net sales for the third quarter of fiscal year 2015 by about $100 million, primarily due to the weakening Japanese yen and Canadian dollar.

The following table details the company’s third quarter 2015 net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended October 31, 2015
U.S. (1)	$838	$1,449	$520	$159	$2,966	77%
Canada	94	118	56	—	268	7%
Europe	182	—	17	—	199	5%
Asia	300	50	26	—	376	10%
Other regions	34	6	8	—	48	1%
Total	$1,448	$1,623	$627	$159	$3,857	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
Quarter Ended November 1, 2014
U.S. (1)	$907	$1,390	$581	$152	$3,030	76%
Canada	105	129	63	1	298	8%
Europe	198	—	22	—	220	6%
Asia	296	39	33	—	368	9%
Other regions	49	—	7	—	56	1%
Total	$1,555	$1,558	$706	$153	$3,972	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Athleta and Intermix.

(3)	Includes Piperlime, Athleta, and Intermix.

Total online sales increased to $635 million for the third quarter of fiscal year 2015 compared with $621 million in the third quarter last year.

Additional Third Quarter Results and 2015 Outlook

Earnings per Share and Operating Margin
On a reported basis, third quarter of fiscal year 2015 diluted earnings per share were $0.61. The company’s adjusted diluted earnings per share, excluding the negative impact of about $0.02 from the strategic actions, were $0.63 for the third quarter of fiscal year 2015. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

The company noted that the estimated impact from foreign currency fluctuations reduced the company’s diluted earnings per share growth rate in the third quarter of fiscal year 2015 by about $0.05 or about 6 percentage points1. The company also noted that diluted earnings per share for the third quarter of fiscal year 2014 benefitted from a discrete tax item that resulted in a lower effective tax rate of 34.5 percent compared with 37.4 percent for the third quarter this year.

The company updated its adjusted diluted earnings per share guidance for the full fiscal year 2015 to be in the range of $2.38 to $2.42 and now expects its adjusted operating margin to be about 10.5 percent in fiscal year 2015.

The company also noted that its adjusted earnings per share guidance range and adjusted operating margin for fiscal year 2015 exclude charges associated with the strategic actions, which continue to be estimated at approximately $130 million to $140 million. Additionally, its full-year guidance and operating margin for fiscal year 2015 are negatively impacted by West Coast port delays in the first half of fiscal year 2015 and foreign currency fluctuations.

Operating Expenses
Third quarter operating expenses were $1.03 billion compared with $1.04 billion in the third quarter of last year. Marketing expenses for the third quarter were $142 million, down $34 million from last year driven primarily by decreased spending at Gap brand.

Effective Tax Rate
The effective tax rate was 37.4 percent for the third quarter of fiscal year 2015. The company continues to expect its full-year fiscal 2015 effective tax rate to be about 38 percent.

Inventory
At the end of the third quarter of fiscal year 2015, inventory dollars per store were down 4 percent on a year-over-year basis.

At the end of the fourth quarter of fiscal year 2015, the company expects year-over-year inventory dollars per store to be about flat versus a decline of 6 percent last year.

Cash and Cash Equivalents
The company ended the third quarter of fiscal year 2015 with $1.04 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $229 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Cash Distribution
Year-to-date for fiscal year 2015, Gap Inc. repurchased 22 million shares for about $800 million. For the third quarter of fiscal year 2015, Gap Inc. repurchased 6.2 million shares for about $200 million and ended the quarter with 404 million shares outstanding.

Including the company’s dividend, year-to-date shareholder distributions totaled about $1.1 billion for fiscal year 2015, underscoring the company’s commitment to returning cash to shareholders.

The company paid a dividend of $0.23 per share during the third quarter of fiscal year 2015. In addition, on November 13, 2015, the company announced that its Board of Directors authorized a fourth quarter dividend of $0.23 per share.

Capital Expenditures
Fiscal year-to-date capital expenditures were $505 million. For fiscal year 2015, the company continues to expect capital spending to be approximately $800 million.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, to be about $525 million for fiscal year 2015.

1 In calculating earnings per share excluding the impact of foreign exchange, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Real Estate
The company ended the third quarter of fiscal year 2015 with 3,794 store locations in 51 countries, of which 3,346 were company-operated.

While the company continues to pursue its previously stated growth initiatives with a focus on Asia, global outlets and Athleta in the U.S., it continues to expect its overall store count and square footage to remain flat in fiscal year 2015, as compared to last year due to Gap brand store closures.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended October 31, 2015
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)

Gap North America	943	9	13	939	9.8
Gap Asia	286	13	—	299	2.9
Gap Europe	189	1	6	184	1.6
Old Navy North America	1,013	16	2	1,027	17.4
Old Navy Asia	51	6	—	57	0.8
Banana Republic North America	614	8	4	618	5.2
Banana Republic Asia	48	2	—	50	0.2
Banana Republic Europe	11	—	—	11	0.1
Athleta North America	111	7	—	118	0.5
Intermix North America	43	1	1	43	0.1
Company-operated stores total	3,309	63	26	3,346	38.6
Franchise	442	21	15	448	N/A
Total	3,751	84	41	3,794	38.6

Webcast and Conference Call Information
Jack Calandra, senior vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2015 results during a conference call and webcast from approximately 2:00 p.m. to 2:45 p.m. Pacific Time today. Mr. Calandra will be joined by Art Peck, Gap Inc. chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2687902). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

November Sales
The company will report November sales on December 3, 2015.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	returning excess cash to shareholders;

•	overall store count and square footage for fiscal year 2015;

•	earnings per share for fiscal year 2015;

•	impact of strategic actions;

•	operating margin for fiscal year 2015;

•	effective tax rate for fiscal year 2015;

•	inventory dollars per store at the end of the fourth quarter of fiscal year 2015;

•	future dividends;

•	capital expenditures for fiscal year 2015;

•	depreciation and amortization for fiscal year 2015;

•	growth initiatives with a focus on Asia, global outlets and Athleta in the U.S.;

•	the expectation that the holiday season will remain highly promotional and competitive;

•	company performance, including product improvement, in fiscal year 2016; and

•	disciplined expense management in the fourth quarter of fiscal 2015.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that if the company is unable to manage its inventory effectively, its gross margins will be adversely affected;

•
the risks to the company’s efforts to expand internationally, including its ability to operate under a global brand structure, foreign exchange fluctuations, and operating in regions where it has less experience;

•	the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•
the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures, which could have an adverse effect on the company’s results of operations and reputation;

•	the risk that the failure to attract and retain key personnel, or effectively manage succession, could have an adverse impact on the company’s results of operations;

•	the risk that the company’s investments in omni-channel shopping initiatives may not deliver the results the company anticipates;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results, or those of its franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 19, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 31, 2015	November 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,042	$954
Merchandise inventory	2,498	2,553
Other current assets	821	816
Total current assets	4,361	4,323
Property and equipment, net	2,814	2,777
Other long-term assets	631	719
Total assets	$7,806	$7,819

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$421	$22
Accounts payable	1,327	1,477
Accrued expenses and other current liabilities	997	1,011
Income taxes payable	23	12
Total current liabilities	2,768	2,522
Long-term liabilities:
Long-term debt	1,331	1,358
Lease incentives and other long-term liabilities	1,098	1,084
Total long-term liabilities	2,429	2,442
Total stockholders' equity	2,609	2,855
Total liabilities and stockholders' equity	$7,806	$7,819

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$3,857	$3,972	$11,412	$11,727
Cost of goods sold and occupancy expenses	2,417	2,376	7,132	7,096
Gross profit	1,440	1,596	4,280	4,631
Operating expenses	1,026	1,042	3,111	3,067
Operating income	414	554	1,169	1,564
Interest, net	18	18	38	53
Income before income taxes	396	536	1,131	1,511
Income taxes	148	185	425	568
Net income	$248	$351	$706	$943
Weighted-average number of shares - basic	406	432	415	439
Weighted-average number of shares - diluted	408	437	417	444
Earnings per share - basic	$0.61	$0.81	$1.70	$2.15
Earnings per share - diluted	$0.61	$0.80	$1.69	$2.12

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	October 31, 2015	November 1, 2014
Cash flows from operating activities:
Net income	$706	$943
Depreciation and amortization (a)	390	365
Change in merchandise inventory	(615)	(644)
Other, net	253	450
Net cash provided by operating activities	734	1,114
Cash flows from investing activities:
Purchases of property and equipment	(505)	(508)
Proceeds from sale of property and equipment	—	121
Other	(4)	(1)
Net cash used for investing activities	(509)	(388)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	400	—
Issuances under share-based compensation plans, net	(8)	25
Repurchases of common stock	(822)	(1,046)
Excess tax benefit from exercise of stock options and vesting of stock units	24	35
Cash dividends paid	(285)	(290)
Other	(1)	—
Net cash used for financing activities	(692)	(1,276)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(6)	(6)
Net decrease in cash and cash equivalents	(473)	(556)
Cash and cash equivalents at beginning of period	1,515	1,510
Cash and cash equivalents at end of period	$1,042	$954
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	October 31, 2015	November 1, 2014
Net cash provided by operating activities	$734	$1,114
Less: purchases of property and equipment	(505)	(508)
Free cash flow	$229	$606

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED EARNINGS PER SHARE FOR THE THIRD QUARTER OF FISCAL YEAR 2015

Adjusted diluted earnings per share is a non-GAAP financial measure. Adjusted diluted earnings per share for the third quarter of fiscal year 2015 is provided to enhance visibility into the company's underlying results for the period excluding impact from its strategic actions primarily related to Gap brand. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

13 Weeks Ended
October 31, 2015
Earnings per share - diluted	$0.61
Add: Impact from strategic actions (a)	0.02
Adjusted earnings per share - diluted	$0.63
__________
(a) Represents the earnings per share impact of previously announced strategic actions primarily related to Gap brand. The charges associated with the strategic actions primarily include lease termination fees, store asset impairments, inventory impairment, and employee related costs.